Exhibit 1 . 1

(TRANSLATION)

ARTICLES OF INCORPORATION

OF

KUBOTA CORPORATION

(Kabushiki Kaisha Kubota)

(Amended on June 26, 2003)

CHAPTER I. GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Company shall be “Kabushiki Kaisha Kubota” and in English, “KUBOTA CORPORATION”.

Article 2. (Object)

The object of the Company shall be to engage in the following business:

1.	Manufacture, sale and laying work of cast iron pipe, various kinds of pipe and fittings thereof;

2.	Manufacture and sale of castings, powder-metallurgy products and ceramic and other moldings;

3.	Manufacture and sale of internal combustion engines, automobiles, agricultural machinery and ancillary farming products;

4.	Manufacture, sale and installation of construction machinery, machine tools, pumps, valves, various kinds of industrial machinery and other machinery;

5.	Manufacture, sale and installation of weighing, measuring and control equipment, electrical, electronic and communication machinery and equipment, automatic vending machines and automatizing machinery and equipment;

6.	Manufacture and sale of various kinds of materials for civil engineering and construction as well as various kinds of machinery and equipment for houses;

7.	Construction and civil engineering, and planning, manufacture, supervision, performance and sale of, and contracting for, houses, building structures, steel-frame structures and storage facilities and equipment;

8.	Sale, purchase, lease and management of real estate and development of residential land;

9.	Planning, manufacture, engineering and construction of, and contracting for, various environmental control devices and equipment and various plants;

10.	Treatment, recovery and recycling business of various kinds of wastewater, exhaust gas and contaminated soil;

11.	Treatment, recovery and recycling business of municipal and industrial wastes;

12.	Manufacture and sale of chemicals for household use and for environmental control devices and equipment as well as bioproducts;

13.	Manufacture, processing and sale of synthetic resins and other chemical synthetic products;

14.	Development and sale of information processing and communication systems, and computer software;

15.	Operation of facilities for sports, lodging, training, health and medical care, recuperation and recreation;

16.	Road cargo transportation business, water transportation business and warehousing business;

17.	General leasing business;

18.	Personnel dispatching agency business;

19.	Business of soliciting life insurance, casualty insurance agency business and insurance agency business pursuant to the Automobile Injury Compensation Law;

20.	Fee-charging employment agency;

21.	Accounting and payroll administration services;

22.	Copying, printing and bookbinding businesses;

23.	Any consulting business relating to each of the foregoing items; and

24.	Any other business ancillary to or relating to any of the foregoing items

Article 3. (Location of Head Office)

The head office of the Company shall be located in Osaka City.

Article 4. (Method of Public Notice)

Public notices of the Company shall be given in “The Nihon Keizai Shimbun”.

CHAPTER II. SHARES

Article 5. (Total Number of Shares to be Issued)

The total number of shares authorized to be issued by the Company shall be Two Billion (2,000,000,000) shares.

Article 6. (Number of Shares Constituting One Share Unit and Non-issuance of Less Than One Share Unit Certificate)

1 ) The number of shares constituting one share unit [tangen, in the Japanese language] of the Company shall be One Thousand (1,000) shares.

2 ) The Company shall not issue certificates for shares less than one share unit (hereinafter, “less than one share unit shares”) unless otherwise specified in the Share Handling Regulations.

Article 7. (Make-up Purchase of Less Than One Share Unit Shares)

Any shareholder who has less than one share unit [ tangen, in Japanese language ] of shares of the Company (including beneficial shareholders; hereinafter the same interpretation being applicable) is entitled to request the Company to sell to the shareholder such an amount of shares which would make the total of the shares sold and the less than one share unit [ tangen, in Japanese language ] shares owned by the shareholder an integral one share unit [ tangen, in Japanese language ] shares of the Company, in accordance with the Share Handling Regulations.

Article 8. (Record Date)

1 ) The Company shall deem the shareholders who have the voting right and whose names are registered or recorded in the register of shareholders at the close of March 31 each year to be the shareholders entitled to exercise shareholders’ right at the ordinary general meeting of shareholders for the closing of accounts concerned

2 ) In addition to the preceding paragraph, whenever necessary, the Company may, by resolution of the Board of Directors and upon giving prior public notice, deem the shareholders or the pledgees whose names are registered or recorded in the register of shareholders as of a certain fixed date to be the shareholders or the pledgees entitled to exercise their rights.

Article 9. (Transfer Agent)

1 ) The Company shall have a transfer agent for the shares of the Company.

2 ) The transfer agent and its handling office shall be designated by resolution of the Board of Directors and a public notice shall be given with regard thereto.

3 ) The register of shareholders and the register of lost stock certificates of the Company shall be kept at the handing office of the transfer agent and all the business relating to shares, such as registration of transfers of shares, purchase of and request for make-up purchase relating to less than one share unit shares, etc. shall be handled by the transfer agent and the Company itself shall not handle any such business.

Article 10. (Share Handling Regulations)

In addition to those provided in these Articles of Incorporation, registration of transfers of shares, purchase of and request for make-up purchase relating to less than one share unit shares and any other business relating to the shares of the Company shall be in accordance with the Share Handling Regulations adopted by the Board of Directors.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 11. (Convocation of General Meeting of Shareholders)

1 ) An ordinary general meeting of shareholders shall be convened within three months from April 1 each year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

2 ) Unless otherwise provided by law or ordinance, a general meeting of shareholders shall be convened by the President-Director pursuant to a resolution of the Board of Directors. In case the President-Director is unable to act, one of the other Representative Directors, in the order of priority predetermined by resolution of the Board of Directors, shall convene such a meeting.

Article 12. (Chairman of General Meeting of Shareholders)

The President-Director shall act as chairman of a general meeting of shareholders and in case the President-Director is unable to act, one of the other Directors, in the order of priority predetermined by resolution of the Board of Directors, shall act in his place.

Article 13. (Method of Adopting Resolution of General Meeting of Shareholders)

1 ) Unless otherwise provided by law or ordinance or these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of shareholders present.

2 ) A special resolution provided for in Article 343 of the Commercial Code shall be adopted at a general meeting of shareholders where shareholders representing one-third (1/3) or more of the voting rights of all shareholders are present and by two-thirds (2/3) or more vote of voting rights represented by shareholders present.

Article 14. (Exercise of Voting Right by Proxy)

The voting right of a shareholder may be exercised by a proxy who is also a shareholder of the Company who has voting right; provided, however, that the shareholder or the proxy must submit to the Company the document evidencing his/her power of representation at each general meeting of shareholders prior to the opening of such meeting.

Article 15. (Adjournment of Meeting and Change of Place of Meeting)

The chairman, whenever it is deemed necessary for orderly transaction of the business at the meeting, may adjourn the meeting or change the place of meeting.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 16. (Number of Directors and Method of Election)

1 ) The Company shall have no more than forty (40) Directors, who shall be elected at a general meeting of shareholders.

2 ) With respect to a resolution for election provided in the preceding paragraph, the attendance of shareholders holding not less than one-third (1/3) of the total voting rights of all of the shareholders shall be required.

3 ) Cumulative voting shall not be used for election of Directors.

Article 17. (Term of Office of Directors)

The term of office of Directors shall expire at the conclusion of the ordinary general meeting of shareholders held for the last closing of accounts within one (1) years from their assumption of office; provided, however, that the term of office of any Director who is elected to fill a vacancy shall be the remaining term of office of his predecessor.

Article 18. (Directors with Special Titles and Representative Directors)

1 ) The Board of Directors may, by its resolution, select from among its members one Chairman of the Board of Directors, one Vice Chairman of the Board of Directors, one President-Director and one or more Executive Vice President-Directors, Executive Managing Directors and Managing Directors.

2 ) The Directors who represent the Company shall be the Chairman of the Board of Directors and the President-Director. In addition to the Chairman of the Board of Directors and the President-Director, the Board of Directors may, by its resolution, select one or more Representative Directors. Each Representative Director shall severally represent the Company.

3 ) The Chairman of the Board of Directors shall preside over a meeting of the Board of Directors and the President-Director shall supervise the Company’s business. In case the President-Director is unable to act, one of the other Directors, in the order of priority predetermined by resolution of the Board of Directors, shall act in his place.

4 ) The Board of Directors may, by its resolution, appoint from among its member one or more Adviser-Directors.

Article 19. (Convocation of Meeting of the Board of Directors)

1 ) Unless otherwise provided by law or ordinance, a meeting of the Board of Directors shall be convened by the Chairman of the Board of Directors. In case the Chairman of the Board of Directors is not in office or is unable to act, the President-Director shall act in his place and in case the President-Director is also unable to act, one of the other Directors, in the order of priority predetermined by resolution of the Board of Directors, shall act in his place.

2 ) Notice of a meeting of the Board of Directors shall be given to each Director and Corporate Auditor three (3) days in advance to the date for such meeting; provided, however, that in case of urgency, such period may be shortened.

Article 20. (Chairman of Meeting of the Board of Directors)

The Chairman of the Board of Directors shall act as chairman of a meeting of the Board of Directors. In case the Chairman of the Board of Directors is not in office or is unable to act, the President-Director shall act in his place, and in case the President-Director is also unable to act, one of the other Directors, in the order of priority predetermined by resolution of the Board of Directors, shall act in his place.

Article 21. (Method of Adopting Resolution of the Board of Directors)

A meetings of the Board of Directors shall be duly constituted by the presence of a majority of Directors and resolutions thereof shall be adopted by an affirmative vote of a majority of the Directors present thereat.

CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 22. (Number of Corporate Auditors and Method of Election)

1 ) The Company shall have no more than five (5) Corporate Auditors, who shall be elected at a general meeting of shareholders.

2 ) With respect to a resolution for election provided in the preceding paragraph, the attendance of shareholders holding not less than one-third (1/3) of the total voting rights of all of the shareholders shall be required.

Article 23. (Term of Office of Corporate Auditors)

The term of office of Corporate Auditors shall expire at the conclusion of the ordinary general meeting of shareholders held for the last closing of accounts within four (4) years from their assumption of office; provided, however, that the term of office of any Corporate Auditor who is elected to fill a vacancy shall be the remaining term of office of his predecessor.

Article 24. (Full-time Auditors)

Corporate Auditors shall select a full-time Auditor or Auditors from among themselves.

Article 25. (Convocation of Meeting of Board of Corporate Auditors)

Notice of a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor three (3) days in advance to the date for such meeting; provided, however, that in case of urgency, such period may be shortened.

Article 26. (Method of Adopting Resolution of Board of Corporate Auditors)

Unless otherwise provided by law or ordinance, a resolution of the Board of Corporate Auditors shall be adopted by an affirmative vote of a majority of the Corporate Auditors.

CHAPTER VI. ACCOUNTS

Article 27. (Business Year and Closing of Accounts)

The business year of the Company shall commence on April 1 each year and end on March 31 of the next following year, and the accounts shall be closed at the end of each business year.

Article 28. (Dividends and Interim Dividends)

1 ) Dividends shall be paid to the shareholders or pledgees whose names are registered or recorded in the register of shareholders at the close of March 31 of each year.

2 ) The Company may, by resolution of the Board of Directors, pay to the shareholders or pledgees whose names are registered or recorded in the register of shareholders at the close of September 30 each year an interim dividend (meaning a cash distribution pursuant to the provisions of Article 293-5 of the Commercial Code; hereinafter the same shall apply).

3 ) In case any dividend or interim dividend is not received within three years after the date of commencement of payment thereof, it shall revert to the Company.

Article 29. (Conversion of Convertible Debentures and Dividends)

1 ) With respect to a dividend on shares issued upon conversion of convertible debentures, such conversion shall be deemed to have been made at the beginning of the business year during which the conversion right was exercised and a dividend shall be paid accordingly.

2 ) For the purpose of the provision of the preceding paragraph, an interim dividend pursuant to the provision of paragraph 2 of Article 28 shall be deemed a dividend and each of the periods from April 1 through September 30 and from October 1 through March 31 of the next following year shall be deemed a business year.

SUPPLEMENTAL PROVISIONS

Article 30. (Transfer Agent of Foreign Currency Debentures)

With respect to foreign currency debentures, the Company may, whenever necessary, have a transfer agent or agents in foreign countries.

End